EXHIBIT 99.1

Huttig Building Products, Inc. Confirms Receipt of Unsolicited Acquisition Proposal from Mill Road Capital

ST. LOUIS, Aug. 13, 2020 (GLOBE NEWSWIRE) -- Huttig Building Products, Inc. (“Huttig” or the “Company”) (NASDAQ: HBP), a leading domestic distributor of millwork, building materials and wood products, confirmed it has received an unsolicited, non-binding, expression of interest from Mill Road Capital Management LLC and its affiliated funds (“Mill Road”), a private investment firm, to acquire all of the outstanding common stock of the Company for $2.75 per share.  Consistent with its fiduciary duties, the Board of Directors, in consultation with its financial and legal advisors, will review the letter and determine the course of action it believes is in the best interests of its stockholders.  The Company will communicate future developments in accordance with its ongoing disclosure requirements.

The Company has retained Lincoln International as its financial advisor.

About Huttig

Huttig, currently in its 136th year of business, is one of the largest domestic distributors of millwork, building materials and wood products used principally in new residential construction and in-home improvement, remodeling and repair work. Huttig distributes its products through 25 distribution centers serving 41 states.  Huttig's wholesale distribution centers sell principally to building materials dealers, national buying groups, home centers and industrial users, including makers of manufactured homes.

For more information please contact:

Huttig Building Products
investor@huttig.com